Exhibit (a)(5)

News Release

Investor Relations Contact:

    Douglas S. Sharp

    Senior Vice President of Finance,

    Chief Financial Officer and Treasurer

    281-348-3232

News Media Contact:

    Jason Cutbirth

    Senior Vice President of Marketing

    281-312-3085

    jason.cutbirth@insperity.com

Insperity Announces Commencement of

$125 Million Modified Dutch Auction Tender Offer for Its Common Stock

HOUSTON – Dec. 8, 2015 – Insperity, Inc. (“Insperity”) (NYSE: NSP), a leading provider of human resources and business performance solutions for America’s best businesses, today announced that it is commencing a modified “Dutch auction” tender offer to repurchase shares of its common stock up to an aggregate purchase price of $125 million.

“Our confidence in our long-term financial outlook, the strength of our balance sheet, and our continuing strong cash flow have led to this tender offer announcement,” said Paul J. Sarvadi, Insperity chairman and chief executive officer. “Our open market share repurchases and dividends in the last twelve months combined with this tender, if fully subscribed, would bring our total return of capital to over $200 million, demonstrating our ongoing commitment to returning capital to shareholders.”

Pursuant to the tender offer, company stockholders may tender all or a portion of their shares (1) at a price per share specified by the tendering stockholder of not less than $43.50 and not more than $50.00; or (2) without specifying a purchase price, in which case their shares will be purchased at the purchase price determined in accordance with the tender offer. When the tender offer expires, Insperity will determine the lowest price within the range of prices specified above (the “purchase price”) enabling Insperity to purchase up to $125 million in the aggregate of its common stock. Stockholders will receive the purchase price in cash, subject to applicable withholding taxes and without interest, for shares tendered at prices equal to or less than the purchase price, subject to the conditions of the tender offer, including the provisions relating to proration, “odd lot” priority and conditional tenders in the event that the aggregate cost to purchase all of the shares tendered and not validly withdrawn at or below the purchase price exceeds $125 million. These provisions are described in the Offer to Purchase and in the Letter of Transmittal relating to the tender offer that will be distributed to stockholders. All shares purchased by Insperity will be purchased at the same price. All shares tendered at prices higher than the purchase price will be promptly returned to stockholders.

Insperity will fund any purchase of shares pursuant to the tender offer, including the related fees and expenses, from borrowings under its existing revolving credit facility and cash on hand. The tender offer will not be conditional upon any minimum number of shares being tendered; however, the tender offer will be subject to a number of other terms and conditions specified in the Offer to Purchase. The tender offer will expire at 5:00 p.m., New York City time, on January 7, 2016, unless extended or terminated by Insperity. Tenders of shares must be made on or prior to the expiration of the tender offer and may be withdrawn at any time on or prior to the expiration of the tender offer. Stockholders wishing to tender their shares but (a) whose certificates for the shares are not immediately available, or cannot be delivered to the depositary within the required time, (b) who are unable to comply with the procedure for book-entry transfer prior to the expiration of the tender offer, or (c) who are unable to make delivery of all required documents to the depositary prior to the expiration of the tender offer, may tender their shares by complying with the procedures set forth in the Offer to Purchase for tendering by notice of guaranteed delivery. Innisfree M&A Incorporated will serve as information agent for the tender offer. The dealer manager for the tender offer is Credit Suisse Securities (USA) LLC. Computershare Trust Company, N.A. is acting as the depositary for the tender offer.

Insperity’s board of directors has approved the tender offer. However, none of Insperity’s board of directors, the dealer manager, the information agent or the depositary makes any recommendation to stockholders as to whether to tender or refrain from tendering their shares or as to the price or prices at which stockholders may choose to tender their shares. No person has been authorized to make any such recommendation. Stockholders must make their own decisions as to whether to tender their shares and, if so, how many shares to tender and the price or prices at which their shares should be tendered. In doing so, stockholders should read carefully the information in, or incorporated by reference in, the Offer to Purchase and in the Letter of Transmittal (as they may be amended or supplemented), including the purposes and effects of the offer. Stockholders are urged to discuss their decisions with their own tax advisers, financial advisers and/or brokers.

News Release for Informational Purposes Only

This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any shares of Insperity’s common stock. The offer is being made solely by the Offer to Purchase and the related Letter of Transmittal, as they may be amended or supplemented. Stockholders and investors are urged to read Insperity’s tender offer statement on Schedule TO filed with the Securities and Exchange Commission in connection with the tender offer, which includes as exhibits the Offer to Purchase, the related Letter of Transmittal and other offer materials, as well as any amendments or supplements to the Schedule TO when they become available, because they contain important information. Each of these documents has been or will be filed with the Securities and Exchange Commission, and investors may obtain them for free from the Securities and Exchange Commission at its website (www.sec.gov) or from Innisfree M&A Incorporated, the information agent for the tender offer, by telephone at: (888) 750-5834 (toll-free) or (212) 750-5833 (collect), or in writing to: 501 Madison Avenue, 20th floor, New York, New York 10022.

About Insperity

Insperity, a trusted adviser to America’s best businesses for more than 29 years, provides an array of human resources and business solutions designed to help improve business performance. Insperity® Business Performance Advisors offer the most comprehensive suite of products and services available in the marketplace. Insperity delivers administrative relief, better benefits, reduced liabilities and a systematic way to improve productivity through its premier Workforce Optimization® solution. Additional company offerings include Human Capital Management, Payroll Services, Time and Attendance, Performance Management, Organizational Planning, Recruiting Services, Employment Screening, Financial Services, Expense Management, Retirement Services and Insurance Services. Insperity business performance solutions support more than 100,000 businesses with over 2 million employees. With 2014 revenues of $2.4 billion, Insperity operates in 57 offices throughout the United States.

Information on Forward Looking Statements

The statements contained herein that are not historical facts are forward-looking statements within the meaning of the federal securities laws (Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934). You can identify such forward-looking statements by the words “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “likely,” “possibly,” “probably,” “goal,” “opportunity,” “objective,” “target,” “assume,” “outlook,” “guidance,” “predicts,” “appears,” “indicator” and similar expressions. Forward-looking statements involve a number of risks and uncertainties. In the normal course of business, Insperity, Inc., in an effort to help keep our stockholders and the public informed about our operations, may from time to time issue such forward-looking statements, either orally or in writing. Generally, these statements relate to business plans or strategies, projected or anticipated benefits or other consequences of such plans or strategies, or projections involving anticipated revenues, earnings, unit growth, profit per worksite employee, pricing, operating expenses or other aspects of operating results. We base the forward-looking statements on our expectations, estimates and projections at the time such statements are made. These statements are not guarantees of future performance and involve risks and uncertainties that we cannot predict. In addition, we have based many of these forward-looking statements on assumptions about future events that may prove to be inaccurate. Therefore, the actual results of the future events described in such forward-looking statements could differ materially from those stated in such forward-looking statements. Among the factors that could cause actual results to differ materially are: (i) adverse economic conditions; (ii) regulatory and tax developments and possible adverse application of various federal, state and local regulations; (iii) the ability to secure competitive replacement contracts for health insurance and workers’ compensation insurance at expiration of current contracts; (iv) cancellation of client contracts on short notice, or the inability to renew client contracts or attract new clients; (v) vulnerability to regional economic factors because of our geographic market concentration; (vi) increases in health insurance costs and workers’

compensation rates and underlying claims trends, health care reform, financial solvency of workers’ compensation carriers, other insurers or financial institutions, state unemployment tax rates, liabilities for employee and client actions or payroll-related claims; (vii) failure to manage growth of our operations and the effectiveness of our sales and marketing efforts; (viii) the impact of the competitive environment in the PEO industry on our growth and/or profitability; (ix) our liability for worksite employee payroll, payroll taxes and benefits costs; (x) our liability for disclosure of sensitive or private information; (xi) our ability to integrate or realize expected returns on our acquisitions; (xii) failure of our information technology systems; (xiii) an adverse final judgment or settlement of claims against Insperity; and (xiv) disruptions to our business resulting from the actions of certain stockholders. These factors are discussed in further detail in Insperity’s filings with the U.S. Securities and Exchange Commission. Any of these factors, or a combination of such factors, could materially affect the results of our operations and whether forward-looking statements we make ultimately prove to be accurate.

Except to the extent otherwise required by federal securities law, we do not undertake any obligation to update our forward-looking statements to reflect events or circumstances after the date they are made or to reflect the occurrence of unanticipated events.

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